Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Floating Rate Income Fund
333-112179
811-21494

An annual meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007 and subsequently adjourned to October 22, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement and a new sub-advisory agreement.

Voting results for the new investment management agreement and the new sub-advisory agreement are as follows:

<c>To approve a new
investment management
agreement
 <c>Common and
 Preferred shares
 voting together as a
 class
   For
22,176,193
   Against
 868,624
   Abstain
781,218
   Broker Non-Votes
 8,645,893
      Total
 32,471,928


To approve a new sub-advisory
 agreement between Nuveen
Asset Management and
Symphony Asset Mangement
 LLC.

   For
 21,992,048
   Against
 976,063
   Abstain
 857,924
   Broker Non-Votes
8,645,893
      Total
32,471,928

Proxy materials are herein incorporated by reference to the SEC filing on August 27, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 013066